Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to up to 8,000,000 shares of Common Stock of Simon Property Group, Inc. that may be issued under the Simon Property Group, L.P. 2019 Stock Incentive Plan of our reports dated February 22, 2019, with respect to the consolidated financial statements and schedule of Simon Property Group, Inc. and the effectiveness of internal control over financial reporting of Simon Property Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Indianapolis, Indiana
May 8, 2019